Exhibit 99.01

Press Release
www.shire.com

New Board Director Appointed

Dublin, Ireland – 15th March 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces the appointment of Bill Burns to its Board as a Non Executive Director with immediate effect.  Mr Burns has also been appointed a member of Shire’s Remuneration Committee.

Mr Burns has a long and distinguished career in the global pharmaceuticals industry, having worked for many years for Roche; most recently as CEO of their Pharmaceuticals Division and as a member of the Roche Group Corporate Executive Committee.  He has extensive experience of international pharmaceuticals and of mergers and acquisitions. Among his many achievements during his time with Roche, he had significant involvement in the acquisition and privatisation of Genentech, he led the integration of Boehringer Mannheim Therapeutics and he played a lead role in the negotiations resulting in Roche becoming a majority owner of Chugai in Japan.

Mr Burns retired from Roche in January this year. He was appointed on 2 March 2010 to be a member of the Board of Directors of Roche Holdings Ltd.  Mr Burns is also on the Board of Directors of Chugai Pharmaceuticals and of Genentech Inc.

Says Matthew Emmens, Shire Chairman:

“Bill Burns’ global pharmaceutical experience will be invaluable to Shire.  Shire is growing its business through extending its global reach with established operations now in 28 countries and a range of exciting growth-driving products with rights around the world.”

Says Bill Burns:

“I’m attracted by the approach Shire takes to address specific medical needs, and the Company’s track record of success and I look forward to making a contribution to this ambitious and exciting player in the global pharmaceutical industry.”

There is no further information that is required to be disclosed under 9.6.13R of the United Kingdom listing rules.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America, Specialty Pharma)	+1 484 595 8248

	Jessica Cotrone (North America, HGT)	+1 781 482 9538

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.